Exhibit 99.2

Wells Real Estate Fund XIV, L.P. Fact Sheet	XIV

DATA AS OF SEPTEMBER 30, 2006

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 9/30/2006	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
Siemens – Orlando	100%	53%	10/30/03	$11,709,127	N/A	N/A	N/A
Randstad – Atlanta	100%	53%	12/19/03	$6,529,980	N/A	N/A	N/A
7500 Setzler Parkway	100%	53%	3/26/04	$7,040,475	N/A	N/A	N/A
150 Apollo Drive	100%	100%	5/16/05	$12,339,064	N/A	N/A	N/A
3675 Kennesaw 75	100%	100%	1/31/06	$3,403,674	N/A	N/A	N/A
WEIGHTED AVERAGE	100%

*	The Acquisition Price does not include the upfront sales charge.

FUND FEATURES

OFFERING DATES	May 2003 – April 2005

PRICE PER UNIT	$10

STRUCTURE	Cash-Preferred – Cash available for distribution up to 10% Preferred Tax-Preferred – Net loss until capital account reaches zero + No Operating Distributions

STRUCTURE RATIO AT CLOSE OF OFFERING	Cash-Preferred – 73% Tax-Preferred – 27%

AMOUNT RAISED	$34,741,238

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-Q for the period ended September 30, 2006.

Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund XIV is in the holding phase of its life cycle. With the acquisition of 3675 Kennesaw 75 in January 2006, the Fund now owns interests in five properties, all of which are 100% leased. Our focus in the near term is to maintain the high occupancy level of the portfolio and maximize operating performance in each of the assets in order to deliver what we believe will be greater overall performance for our investors.

During the third quarter, we signed a new lease with FedEx at 7500 Setzler Parkway for the entire building. FedEx is replacing the previous tenant, R. R. Donnelley & Sons, and the new lease extends one year beyond the previous lease expiration.

The third quarter 2006 operating distributions to the Cash-Preferred unit holders were 8.25% (see “Estimated Annualized Yield” table), consistent with the prior quarter. The General Partners anticipate that operating distributions will remain at a similar level in the near term now that the Fund is fully invested.

Continued on reverse

Wells Real Estate Fund XIV, L.P. Fact Sheet	XIV

DATA AS OF SEPTEMBER 30, 2006

Property Summary

•	The Siemens – Orlando building was acquired in October 2003. The property is 100% leased to four tenants, and the major lease to Siemens extends to 2009.

•	The Randstad – Atlanta building was acquired in December 2003. This office property is 100% leased and expires in 2013.

•	7500 Setzler Parkway is located in Brooklyn Park, Minnesota. This asset was acquired in March 2004 and is 100% leased to FedEx until 2011.

•	150 Apollo Drive is located in Chelmsford, Massachusetts, a suburb of Boston. This asset is 100% leased to Avaya through April 2010.

•	3675 Kennesaw 75 is located in Kennesaw, Georgia, a suburb of Atlanta. This asset is 100% leased to World Electric Supply through October 2012.

For a more detailed quarterly financial report, please refer to

Fund XIV’s most recent 10-Q filing, which can be found

on the Wells Web site at www.wellsref.com.

ESTIMATED ANNUALIZED YELD *

	Q1	Q2	Q3	Q4	AVG YTD
2006	8.25%	8.25%	8.25%	—	—
2005	5.00%	5.75%	7.50%	7.50%	6.44%
2004	6.75%	6.75%	4.75%	5.25%	5.88%
2003	N/A	0.00%	0.00%	3.30%	1.30%

TAX PASSIVE LOSSES — “TAX-PREFERRED” PARTNERS

2005	2004	2003	2002	2001	2000
5.14%	3.99%	0.98%	N/A	N/A	N/A

*	The calculation is reflective of the $10 offering price, adjusted for NSP paid-to-date to “Cash-Preferred” unit holders.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010